EXHIBIT 21

List of Subsidiary Companies

PeachState Health Management LLC d/b/a AEON Clinical Laboratories

Gainesville, Georgia

Authentidate, Inc.
Berkeley Heights, New Jersey

Trac Medical Solutions, Inc.
Berkeley Heights, New Jersey

ExpressMD Solutions LLC

Berkeley Heights, New Jersey